AMERCIAN FINANCIAL CORPORATION AND SUBSIDIARIES

EXHIBIT 12 - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

(Dollars in Thousands)

	Six Months Ended
	June 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998

Pretax income (loss)	$ 94,947	$ 65,900	$149,330	$ 13,002	($ 46,462)	$231,447	$209,563
Minority interest in
subsidiaries having fixed
charges (*)	14,000	13,647	32,096	31,917	24,491	44,790	45,120
Less undistributed equity in
(earnings) losses of investees	(4,574)	7,827	13,830	25,462	142,230	32,156	17,997
Fixed charges:
Interest on annuities	155,707	146,541	300,966	294,654	293,171	262,632	261,666
Interest expense	19,305	22,676	47,513	60,605	67,471	65,858	73,868
Debt discount (premium) and
expense	598	174	414	599	318	(449)	(631)
One-third of rentals	8,241	8,450	16,483	16,900	13,963	12,226	11,883

EARNINGS	$288,224	$265,215	$560,632	$443,139	$495,182	$648,660	$619,466

Fixed charges:
Interest on annuities	$155,707	$146,541	$300,966	$294,654	$293,171	$262,632	$261,666
Interest expense	19,305	22,676	47,513	60,605	67,471	65,858	73,868
Debt discount (premium) and
expense	598	174	414	599	318	(449)	(631)
One-third of rentals	8,241	8,450	16,483	16,900	13,963	12,226	11,883
Pretax preferred dividend
requirements of
subsidiaries	6,663	6,480	12,960	17,038	18,399	18,575	19,031

FIXED CHARGES	$190,514	$184,321	$378,336	$389,796	$393,322	$358,842	$365,817

Fixed Charges and Preferred
Dividends:
Fixed Charges - per above	$190,514	$184,321	$378,336	$389,796	$393,322	$358,842	$365,817
Preferred dividends	3,900	3,147	6,552	7,615	7,961	8,991	9,403
FIXED CHARGES AND
PREFERRED DIVIDENDS	$194,414	$187,468	$384,888	$397,411	$401,283	$367,833	$375,220

Ratio of Earnings to
Fixed Charges	1.51	1.44	1.48	1.14	1.26	1.81	1.69

Ratio of Earnings to
Fixed Charges and
Preferred Dividends	1.48	1.41	1.46	1.12	1.23	1.76	1.65

Earnings in Excess of
Fixed Charges	$ 97,710	$ 80,894	$182,296	$ 53,343	$101,860	$289,818	$253,649

Earnings in Excess of
Fixed Charges and
Preferred Dividends	$ 93,810	$ 77,747	$175,744	$ 45,728	$ 93,899	$280,827	$244,246

(*) Amounts include accrued distributions on trust preferred securities.

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